NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2024 Financial Results
Q1 Net Sales Increase of 11.8% to $811.9 million
GAAP Diluted EPS of $0.57; Adjusted Diluted EPS of $0.60
Updates Full Year 2024 Guidance
PHILADELPHIA, PA – (June 5, 2024) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the first quarter ended May 4, 2024.

For the first quarter ended May 4, 2024:
•Net sales increased by 11.8% to $811.9 million from $726.2 million in the first quarter of fiscal 2023; comparable sales decreased by 2.3% versus the first quarter of fiscal 2023.
•The Company opened 61 new stores and ended the quarter with 1,605 stores in 43 states. This represents an increase in stores of 17.4% from the end of the first quarter of fiscal 2023.
•Operating income was $36.2 million compared to $42.4 million in the first quarter of fiscal 2023. Excluding the impact of a $2.0 million non-recurring expense related to a settlement of employment-related litigation in the first quarter of fiscal 2024, adjusted operating income would have been $38.2 million.
•The effective tax rate was 23.5% compared to 18.6% in the first quarter of fiscal 2023.
•Net income was $31.5 million compared to $37.5 million in the first quarter of fiscal 2023. Excluding the impact of a $2.0 million non-recurring expense related to a settlement of employment-related litigation in the first quarter of fiscal 2024 (net of a $0.5 million associated tax benefit), adjusted net income would have been $33.0 million.
•Diluted income per common share was $0.57 compared to $0.67 in the first quarter of fiscal 2023. The benefit from share-based accounting was approximately $0.01 in the first quarter of fiscal 2024 compared to approximately $0.06 in the first quarter of fiscal 2023. Excluding the $0.03 tax-effected impact of the non-recurring expense related to a settlement of employment-related litigation in the first quarter of fiscal 2024, adjusted diluted income per common share would have been $0.60.
•The Company repurchased approximately 182,000 shares in the first quarter of fiscal 2024 at a cost of approximately $30.0 million.

Joel Anderson, President and CEO of Five Below, said, "While our first quarter sales were disappointing, disciplined cost management enabled us to deliver adjusted EPS within our earnings outlook. Needs-based items such as those in our Candy, Food and Beauty departments outperformed expectations and drove positive sales results. We also saw positive comparable sales from our higher income customers; however, the macro environment disproportionately impacted our core lower income customers, resulting in overall comparable sales declines.

Mr. Anderson continued, “Five Below remains an extreme value, high growth retailer. We are excited to open approximately 230 new stores by the end of this year and bring Five Below to more neighborhoods, offering trend-right, WOW items at amazing value.”

Second Quarter and Fiscal 2024 Outlook:
The Company expects the following results for the second quarter and full year fiscal 2024:

For the second quarter of Fiscal 2024:
•Net sales are expected to be in the range of $830 million to $850 million based on opening approximately 60 new stores and assumes a mid-single digit decrease in comparable sales.
•Net income is expected to be in the range of $32 million to $38 million.
•Diluted income per common share is expected to be in the range of $0.57 to $0.69 on approximately 55.2 million diluted weighted average shares outstanding.

For the full year of Fiscal 2024:
•Net sales are expected to be in the range of $3.79 billion to $3.87 billion based on opening approximately 230 new stores and assumes an approximate 3% to 5% decrease in comparable sales.
•Net income is expected to be in the range of $275 million to $297 million. Excluding the impact of the non-recurring legal expense in the first quarter of fiscal 2024, adjusted net income is expected to be in the range of $277 million to $299 million.
•Diluted income per common share is expected to be in the range of $4.97 to $5.37 on approximately 55.3 million diluted weighted average shares outstanding. Excluding the $0.03 tax-effected impact of the non-recurring legal expense in the first quarter of fiscal 2024, adjusted diluted income per common share is expected to be in the range of $5.00 to $5.40 on approximately 55.3 million diluted weighted average shares outstanding.
•Gross capital expenditures are expected to be approximately $345 million to $355 million in fiscal 2024.

Conference Call Information:
A conference call to discuss the financial results for the first quarter of fiscal 2024 is scheduled for today, June 5, 2024, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com, where a replay will be available shortly after the conclusion of the call.

Non-GAAP Information
This press release includes adjusted operating income, adjusted net income, and adjusted diluted income per common share, each a non-GAAP financial measure. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures within this filing. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal year 2024 diluted income per common share and actual results on a comparable basis with its quarterly and fiscal year 2023 results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this filing. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to increased usage of machine learning and other types of artificial intelligence in our business, and challenges with properly managing its use; risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to inflation and increasing commodity prices, risks related to potential systematic failure of the banking system in the United States or globally, risks related to extreme weather, pandemic outbreaks, global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond Shop, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,600 stores in 43 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
InvestorRelations@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 4, 2024	February 3, 2024	April 29, 2023
Assets
Current assets:
Cash and cash equivalents	$96,308	$179,749	$335,286
Short-term investment securities	273,341	280,339	88,241
Inventories	629,981	584,627	534,389
Prepaid income taxes and tax receivable	4,834	4,834	8,898
Prepaid expenses and other current assets	146,004	153,993	116,689
Total current assets	1,150,468	1,203,542	1,083,503
Property and equipment, net	1,190,865	1,134,312	944,375
Operating lease assets	1,587,435	1,509,416	1,336,588
Long-term investment securities	—	7,791	—
Other assets	18,536	16,976	16,043
	$3,947,304	$3,872,037	$3,380,509

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	221,789	256,275	234,492
Income taxes payable	51,551	41,772	27,751
Accrued salaries and wages	25,906	30,028	13,390
Other accrued expenses	150,335	146,887	135,463
Operating lease liabilities	292,048	240,964	207,458
Total current liabilities	741,629	715,926	618,554
Other long-term liabilities	8,234	6,826	4,626
Long-term operating lease liabilities	1,546,157	1,497,586	1,310,465
Deferred income taxes	66,623	66,743	59,563
Total liabilities	2,362,643	2,287,081	1,993,208
Shareholders’ equity:
Common stock	550	551	556
Additional paid-in capital	150,948	182,709	248,677
Retained earnings	1,433,163	1,401,696	1,138,068
Total shareholders’ equity	1,584,661	1,584,956	1,387,301
	$3,947,304	$3,872,037	$3,380,509

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Net sales	$811,863	$726,247
Cost of goods sold (exclusive of items shown separately below)	548,343	491,443
Selling, general and administrative expenses	190,186	163,206
Depreciation and amortization	37,184	29,186
Operating income	36,150	42,412
Interest income and other income	4,990	3,647
Income before income taxes	41,140	46,059
Income tax expense	9,673	8,581
Net income	$31,467	$37,478
Basic income per common share	$0.57	$0.67
Diluted income per common share	$0.57	$0.67
Weighted average shares outstanding:
Basic shares	55,168,657	55,650,375
Diluted shares	55,255,838	55,777,010

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	May 4, 2024	April 29, 2023
Operating activities:
Net income	$31,467	$37,478
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	37,184	29,186
Share-based compensation expense	5,061	3,760
Deferred income tax (benefit) expense	(120)	412
Other non-cash expenses	120	36
Changes in operating assets and liabilities:
Inventories	(45,354)	(6,669)
Prepaid expenses and other assets	6,393	11,695
Accounts payable	(36,353)	6,878
Income taxes payable	9,779	7,823
Accrued salaries and wages	(4,122)	(12,030)
Operating leases	21,636	3,716
Other accrued expenses	748	3,006
Net cash provided by operating activities	26,439	85,291
Investing activities:
Purchases of investment securities and other investments	(4,508)	(77,848)
Sales, maturities, and redemptions of investment securities	19,296	56,452
Capital expenditures	(87,866)	(45,091)
Net cash used in investing activities	(73,078)	(66,487)
Financing activities:
Repurchase and retirement of common stock	(30,151)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	1	26
Common shares withheld for taxes	(6,652)	(15,868)
Net cash used in financing activities	(36,802)	(15,842)
Net (decrease) increase in cash and cash equivalents	(83,441)	2,962
Cash and cash equivalents at beginning of period	179,749	332,324
Cash and cash equivalents at end of period	$96,308	$335,286